UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) November 6, 2009
CALLIDUS SOFTWARE INC.
(Exact Name of Registrant as Specified in Its Charter)

	Delaware (State or Other Jurisdiction of Incorporation)

000-50463 (Commission File Number)		77-0438629 (IRS Employer Identification No.)

	160 W. Santa Clara Street, Suite 1500
	San Jose, CA	95113
	(Address of Principal Executive Offices)	(Zip Code)
(408) 808-6400
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     By resolution effective November 6, 2009, the Board of Directors of Callidus Software Inc. (the “Company”) revised its severance provisions for certain of its named executive officers, including its i) President and Chief Executive Officer, Mr. Leslie Stretch, ii) Senior Vice President, General Counsel and Secretary, Ms. V. Holly Albert, iii) Senior Vice President, Finance and Operations; Chief Financial Officer, Mr. Ronald J. Fior; and iv) Senior Vice President, Engineering and Chief Technology Officer, Mr. Michael L. Graves.
     Under the terms of the revised severance provisions for Mr. Stretch, upon the involuntary termination of his employment without cause and execution of a mutually acceptable full release of rights, Mr. Stretch shall receive a lump sum cash payment equivalent to i) 18 months of his then current base salary, ii) 18 months of his then current on target bonus under the Company’s cash bonus program then in effect, and iii) 18 months reimbursement for COBRA health coverage.
     Under the terms of the revised severance provisions for Ms. Albert and Messrs. Fior and Graves, upon the involuntary termination of employment without cause of each of them, respectively, and execution of a mutually acceptable full release of rights, each shall receive a lump sum cash payment equivalent to i) 12 months of her/his then current base salary, ii) 12 months of her/his then current on target bonus under the Company’s cash bonus program then in effect, and iii) 12 months reimbursement for COBRA health coverage.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits.
     None.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLIDUS SOFTWARE INC.
Date: November 6, 2009	By:	/s/ V. Holly Albert
		Name:	V. Holly Albert
		Title:	Senior Vice President, General Counsel and Secretary